Exhibit (a)(1)(C)

ELECTION FORM

MAXIM INTEGRATED PRODUCTS, INC.

STOCK OPTION/RESTRICTED STOCK UNIT EXCHANGE PROGRAM

ELECTION FORM

Before signing this election form, please make sure you have received, read and understand the documents that make up this offer, including: (1) the Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units (referred to as the “Offer To Exchange Document”); (2) the letter from John F. Gifford, our Chief Executive Officer, dated February 1, 2006; (3) this election form; and (4) the withdrawal form. The offer contained in this Stock Option/Restricted Stock Unit Exchange Program (the “Offer”) is subject to the terms of these documents as they may be amended. The Offer provides eligible employees holding eligible stock options (“Eligible Options”) the opportunity to exchange those options for restricted stock units as set forth in Section 2 of the Offer To Exchange Document. Unless extended, the Offer will expire at 5:00 p.m., Pacific Standard Time, on March 1, 2006. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you participate in this Offer, you may exchange as many of your eligible Maxim stock options as you choose. The number of restricted stock units you receive will be based on the applicable exchange ratios set forth in Section 2 of the Offer To Exchange Document. Each restricted stock unit will vest in accordance with the schedule described in Section 9 of the Offer To Exchange Document, and will be subject to your continued service to Maxim through each relevant vesting date. You will lose your rights to all exchanged options that are tendered and cancelled in connection with this Offer.

BY PARTICIPATING IN THIS OFFER, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this Offer, please indicate your election by checking the appropriate box(es) below and completing and signing this election form. Please be sure to follow the attached instructions.

You may withdraw your election to participate in the Offer by properly completing and signing the withdrawal form which has been provided to you, and faxing it to Carl Jasper, our Chief Financial Officer, at fax number (408) 530-9176, or delivering it by hand, interoffice mail, First Class United States Mail (or, for eligible employees outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper at Stock Administration, Maxim Integrated Products, 120 San Gabriel Drive, Sunnyvale, CA 94086 before 5:00 p.m., Pacific Standard Time, on March 1, 2006. Responses submitted by any other means are not permitted. Only responses that are complete, signed and actually received by Carl Jasper by the deadline will be accepted.

IF YOU WISH TO TENDER FOR EXCHANGE ANY ELIGIBLE OPTIONS WITH AN APPLICABLE STANDARD EXCHANGE RATIO THAT IS EQUAL TO OR GREATER THAN THE APPLICABLE MINIMUM VALUE EXCHANGE RATIO, THEN PLEASE CHECK ONE OF THE FOLLOWING BOXES AND, IF APPLICABLE, FURNISH THE REQUIRED INFORMATION:

A.	☐ Yes, I hold Eligible Options with an applicable Standard Exchange Ratio that is equal to or greater than the applicable Minimum Value Exchange Ratio, and I wish to tender for exchange ALL of those Eligible Options.

B.	☐ Yes, I hold Eligible Options with an applicable Standard Exchange Ratio that is equal to or greater than the applicable Minimum Value Exchange Ratio, but I only wish to tender for exchange of those Eligible Options. If I hold more than one option grant covering such Eligible Options, I have designated in the following table (i) the specific option grants (by option grant number) from which I would like my Eligible Options to be drawn, and (ii) the number of Eligible Options to be drawn from each such option grant:

Option Grant Number (Please Fill In Number)	Number of Eligible Options to be Drawn from this Option Grant (Please Fill In Number)

IF YOU WISH TO TENDER FOR EXCHANGE ANY ELIGIBLE OPTIONS WITH AN APPLICABLE MINIMUM VALUE EXCHANGE RATIO THAT IS GREATER THAN THE APPLICABLE STANDARD EXCHANGE RATIO, THEN PLEASE CHECK ONE OF THE FOLLOWING BOXES AND, IF APPLICABLE, FURNISH THE REQUIRED INFORMATION:

C.	☐ Yes, I hold Eligible Options with an applicable Minimum Value Exchange Ratio that is greater than the applicable Standard Exchange Ratio, and I wish to tender for exchange ALL of those Eligible Options using the applicable Standard Exchange Ratio.

D.	☐ Yes, I hold Eligible Options with an applicable Minimum Value Exchange Ratio that is greater than the applicable Standard Exchange Ratio, and I wish to tender for exchange ALL of those Eligible Options using the applicable Minimum Value Exchange Ratio.

E.	☐ Yes, I hold Eligible Options with an applicable Minimum Value Exchange Ratio that is greater than the applicable Standard Exchange Ratio, but I only wish to tender for exchange of those Eligible Options using the applicable Standard Exchange Ratio. If I hold more than one option grant covering such Eligible Options, I have designated in the following table (i) the specific option grants (by option grant number) from which I would like my Eligible Options to be drawn, and (ii) the number of Eligible Options to be drawn from each such option grant:

Option Grant Number (Please Fill In Number)	Number of Eligible Options to be Drawn from this Option Grant (Please Fill In Number)

F.

☐ Yes, I hold Eligible Options with an applicable Minimum Value Exchange Ratio that is greater than the applicable Standard Exchange Ratio, but I only wish to tender for exchange                      of those Eligible Options using the applicable Minimum Value Exchange Ratio. If I hold more than one option grant covering such Eligible Options, I have designated in the following table (i) the specific option grants (by option grant number) from which I would like my Eligible Options to be drawn, and (ii) the number of Eligible Options to be drawn from each such option grant:

Option Grant Number (Please Fill In Number)	Number of Eligible Options to be Drawn from this Option Grant (Please Fill In Number)

I understand that the Eligible Options I have chosen to tender in this Offer will be irrevocably cancelled on March 1, 2006.

Employee Signature
Employee Name (Please print)
Employee Number
Date and Time	E-mail Address

RETURN THIS ELECTION FORM TO CARL JASPER NO LATER THAN 5:00 P.M.,

PACIFIC STANDARD TIME, ON MARCH 1, 2006 BY FACSIMILE AT (408) 530-9176, OR

BY HAND DELIVERY, INTEROFFICE MAIL, FIRST CLASS UNITED STATES MAIL

(OR, FOR ELIGIBLE EMPLOYEES OUTSIDE THE U.S., AN EQUIVALENT PRIORITY

MAIL SERVICE), OR PRIVATE EXPRESS MAIL (SUCH AS FEDERAL EXPRESS, UPS

OR DHL) TO:

STOCK ADMINISTRATION

CARL JASPER, CHIEF FINANCIAL OFFICER

120 SAN GABRIEL DRIVE

SUNNYVALE, CA 94086

MAXIM INTEGRATED PRODUCTS, INC.

STOCK OPTION/RESTRICTED STOCK UNIT EXCHANGE PROGRAM

INSTRUCTIONS TO THE ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of Election Form.

You must submit a properly completed and signed original of this election form (or a facsimile of it) to Carl Jasper, our Chief Financial Officer, either by facsimile at fax number (408) 530-9176 or by hand delivery, interoffice mail, First Class United States Mail (or, for eligible employees outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper at Stock Administration, Maxim Integrated Products, 120 San Gabriel Drive, Sunnyvale, CA 94086 before 5:00 p.m., Pacific Standard Time, on March 1, 2006 (referred to as the “Expiration Date”).

The delivery of all required documents, including election forms, is your sole responsibility. Delivery will be deemed made only when actually received by Maxim in one of the following ways: (1) you may fax the completed form to Carl Jasper, our Chief Financial Officer, at fax number (408) 530-9176, or (2) you may deliver it by hand, interoffice mail, First Class United States Mail (or, for eligible employees outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper, Stock Administration, Maxim Integrated Products, Inc., 120 San Gabriel Drive, Sunnyvale, CA 94086. Responses submitted by any other means are not permitted. In all cases, you should allow sufficient time to ensure timely delivery. Only responses that are complete, signed and actually received by Carl Jasper by the Expiration Date will be accepted.

Our receipt of your election form does not, by itself, constitute our acceptance of your tendered options for exchange. Subject to our rights to terminate the Offer, discussed in Section 16 of the Offer To Exchange Document, we will accept promptly after the expiration date all properly tendered eligible options that are not validly withdrawn. We will give oral or written notice to our option holders generally that we have accepted such options for exchange, which notice may be delivered by press release, e-mail or other method of communication.

Maxim will not accept any alternative, conditional or contingent tenders. By signing this election form you waive any right to receive any notice of the receipt of the tender of your Eligible Options, except as provided for in the Offer To Exchange Document. In addition, any confirmation of receipt that we may send to you will merely be a notification that we have received your election form and does not mean that your options have been accepted for exchange or cancelled. Your Eligible Options that are accepted for exchange will be cancelled on the same U.S. business day as the expiration of the Offer, which is scheduled for March 1, 2006.

2.	Withdrawal and Additional Tenders.

You may withdraw a previously-submitted election form—and thereby withdraw the Eligible Options you had agreed to tender in connection with this Offer—at any time before 5:00 p.m., Pacific Standard Time, on the Expiration Date (or, if Maxim extends the Expiration Date, before the extended expiration of the Offer). To do so, you must complete, sign and date a withdrawal form and either (i) fax it to Carl Jasper, our Chief Financial Officer, at fax number (408) 530-9176, or (ii) deliver it by hand, interoffice mail, First Class United States Mail (or, for eligible employees outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper at Stock Administration, Maxim Integrated Products, Inc., 120 San Gabriel Drive, Sunnyvale, CA 94086. You should note that you may not rescind any withdrawal form, and any eligible options withdrawn will be deemed not properly tendered for purposes of the Offer, unless you properly re-elect to exchange those options before the Expiration Date. If, after submitting your withdrawal form, you change your mind and decide that you would in fact like to participate in the Offer, then, if the Expiration Date has not yet passed, you may re-elect to exchange your Eligible Options. To re-elect to tender your previously-withdrawn Eligible Options, you must, before the Expiration Date, submit a new election form to Carl Jasper, our Chief Financial Officer, at fax number (408) 530-9176, or deliver it by hand, interoffice mail, First Class United States Mail (or, for eligible employees outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper at Stock Administration, Maxim Integrated Products, 120 San Gabriel Drive, Sunnyvale, CA 94086 by following the procedures described in these instructions. Your new election form must include the required information regarding all of the Eligible Options you want to exchange, and must be signed and clearly dated after the date of your original election form and any withdrawal form you have submitted. Once we have timely received your new, properly completed, signed and dated election form, any previously-submitted election form or withdrawal form will be disregarded and will be considered superseded in all respects by the new election form. You will be bound by the last properly-submitted election form or withdrawal form we receive prior to the Expiration Date.

3.	Tenders.

If you intend to participate in the Offer, you may tender as many of your Eligible Options as you choose and you may select which of your Eligible Options you wish to exchange. If you have already exercised a portion of an Eligible Option, your election will apply to the vested portion that remains outstanding and unexercised. However, if an Eligible Option is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), only the portion beneficially owned by the eligible employee may be tendered in the Stock Option/Restricted Stock Unit Exchange Program.

4.	Signatures on this Election Form.

If this election form is signed by the holder of the Eligible Options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the Eligible Options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Maxim of the authority of that person to act in that capacity must be submitted with this election form.

5.	Other Information on This Election Form.

In addition to signing this election form, you must print your name and indicate the date and time at which you signed. Please include a current e-mail address if you have one.

6.	Requests For Assistance or Additional Copies.

Any questions may be directed to Tim Ruehle at (408) 737-7600, ext. 7126. Any requests for additional copies of the Offer To Exchange Document or this election form may be directed to Carl Jasper at (408) 737-7600, ext. 4192. Copies will be furnished promptly at Maxim’s expense.

7.	Irregularities.

We retain sole discretion to resolve all questions related to the form of documents and the validity, form, and eligibility (including time of receipt and acceptance) of any election form. Our resolution of these matters will be conclusive and binding on all parties. We reserve the right to reject any election form or any Eligible Options elected to be exchanged that we determine are not in appropriate form, or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions related to the Offer, or any defect or irregularity in any tender of any particular Eligible Options, or for any particular option holder, provided that if we grant any such waiver, it shall be granted with respect to all option holders tendering Eligible Options in connection with this Offer. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice. This is a one-time offer, and we will strictly enforce the Expiration Date, subject only to an extension thereof that we may grant in our sole discretion.

Important: The election form (or a facsimile copy of it), together with all other required documents, must be faxed to Carl Jasper, our Chief Financial Officer, at fax number (408) 530-9176, or delivered by hand, interoffice mail, First Class United States Mail (or, for eligible employees outside the U.S., an equivalent priority mail service), or private express mail (such as Federal Express, UPS or DHL) to Carl Jasper at Stock Administration, Maxim Integrated Products, 120 San Gabriel Drive, Sunnyvale, CA 94086 on or before the Expiration Date (or, if Maxim extends the Expiration Date, on or before the extended expiration of the Offer).

8.	Additional Documents to Read.

Before deciding to participate in the Offer, you should be sure to read the Offer To Exchange Document, all documents referenced therein, and the letter from John F. Gifford dated February 1, 2006.

9.	Important Tax Information.

If you are a U.S. tax resident, we encourage you to carefully review Section 14 of the Offer To Exchange Document, which contains important U.S. federal income tax information. If you are a tax resident of a country outside the U.S., we encourage you to carefully review Schedule E of the Offer to Exchange Document, which contains information on the tax treatment and other considerations for the Offer. We also recommend that you consult with your personal legal, financial and tax advisors before deciding whether or not to participate in this Offer.